Exhibit 99.1

CHINA AUTO LOGISTICS INC. Stock Symbol

Floor 1 FTZ International Auto Mall, 86 Tianbao Avenue, Free Trade Zone, Tianjin, P.R.China 300461
Tel:86 (22) 25762771 Fax: 86 (22) 66271509

China Auto Logistics Signs Non-Binding Letter of Intent
to Acquire the Airport International Automall in Tianjin

TIANJIN, CHINA--(May 20, 2013) - China Auto Logistics Inc. (the "Company") (NASDAQ:CALI), a top seller in China of luxury imported automobiles, a leading provider of auto-related services, and developer and operator of a leading automobile portal and auto-related websites, announced today that a wholly owned subsidiary of the Company has signed a  non-binding Letter of Intent (the “LOI”) to acquire and operate the Airport International Automall, a 26,000 square meter vehicle sales and exhibition center located in the heart of the Tianjin Airport Economic Area adjacent to a number of top 4S shops (auto dealerships) in Tianjin. The port city of Tianjin is one of China’s major automobile import and sales centers, where the Company also manages the city’s largest imported vehicle auto mall.

The potential acquisition is subject to a due diligence investigation and valuation by the subsidiary, with the final price to be determined by negotiations between the parties.  No date has been set for completion of the transaction, and there can be no assurance that any transaction will be completed as contemplated or at all.

Mr. Tong Shiping, Chairman and CEO of China Auto Logistics Inc, commented, “We are very excited about this potential acquisition for a variety of reasons.  First, it is a business we know well, based on our successful management of Tianjin’s largest auto mall for imported cars, which has been a steady and important contributor to our bottom line.  Second, it would further demonstrate our commitment to the growth strategy we have announced to shareholders, which is to maintain our leadership in luxury auto sales and support this with the growth of our existing and new higher margin auto-related services businesses.”

About China Auto Logistics Inc.

China Auto Logistics Inc. is one of China's top sellers of imported luxury vehicles, and also manages China's largest imported auto mall in Tianjin. Additionally, it operates www.cali.com.cn, one of the leading automobile portals in China, as well as three major websites serving China's auto dealers and their customers. The Company also provides a growing variety of "one stop" automobile related services such as short term dealer financing. Additional information about the Company is available at www.chinaautologisticsinc.com.

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the U.S. Securities and Exchange Commission.

Contacts:

Sun Jiazhen
sjz_cali@126.com

Ken Donenfeld
DGI Investor Relations Inc.
kdonenfeld@dgiir.com
Tel: 212-425-5700
Fax: 646-381-9727